EXHIBIT 2


                         SWISS ARCTIC - FORTUNA HOLDINGS
                            ASSIGNMENT AND ASSUMPTION

Effective Date:            May 8, 2001

This Assignment and Assumption is made between Swiss Arctic Traders, Ltd. ("Swiss Arctic") and Fortuna Holdings Limited ("Fortuna").

         In consideration for the recited promises and actions taken, the parties agree as follows:

1. Swiss Arctic hereby assigns and transfers to Fortuna all of the Common Stock of E- Pawn.Com, Inc. which it holds as of the effective date of this Assignment which is approximately, 33,650,000 shares, registered on nine certificates reported on Exhibit A, attached hereto.

2. Fortuna shall assume full liability for that certain $500,000 promissory note made by Swiss Arctic that is payable to Worldwide Web Designers, Inc. ("WWW") and was issued in connection with the transaction made on January 20, 2000 among Swiss Arctic, Fortuna and WWW relating to the sale of all the outstanding shares of E- Pawn, Inc., a wholly owned subsidiary of WWW.

3. Swiss Arctic represents that the shares of common stock of E-Pawn.Com, Inc. assigned and transferred pursuant to this agreement are free and clear of all claims and encumbrances, and Swiss Arctic has full authority to transfer the certificates subject to the restrictions of the Bylaws of E-Pawn.Com, Inc. and the rules and regulations of the Securities and Exchange Commission and the State of Nevada. Swiss Arctic shall execute such stock powers and other instruments that may be necessary to effect the transfer of the shares of E-Pawm.Com, Inc. to Fortuna.

4. Upon completion of the assignment and the transaction between Swiss Arctic and E- Pawn.Com, Inc. relating to the sale of the United Kingdom subsidiaries and the transaction between Swiss Arctic and WWW relating to the services for websites to be opened and operated on behalf of the UK companies acquired by Swiss Arctic, then Swiss Arctic and Fortuna shall release each other of all claims and agreements which heretofore existed between the parties including all options and proxies.

SWISS ARCTIC TRADERS, LTD.                      FORTUNA HOLDINGS LIMITED

By:                                             By:
   -------------------------------                 -----------------------------